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                                                                       EXHIBIT 2

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                               2750538 CANADA INC.

                                  BY-LAW NO. 2


        A by-law respecting the borrowing of money by the Corporation.

1. In addition to, and without limiting such other powers which the Corporation may by law possess, the directors of the Corporation may without authorization of the shareholders:

        a)      borrow money upon the credit of the Corporation;

        b) issue, reissue, sell or pledge debt obligations of the Corporation; and

        c) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.


        The words "debt obligation" as used in this paragraph mean a bond, debenture, note or other evidence of indebtedness or guarantee of the Corporation, whether secured or unsecured.

2. The directors may from time to time by resolution delegate the powers conferred on them by paragraph 1 of this by-law to a director, a committee of directors or an officer of the Corporation.

3. The powers hereby conferred shall be deemed to be in supplement of and not in substitution for any powers to borrow money for the purposes of the Corporation possessed by its directors or officers independently of a borrowing by-law.

                ENACTED this 24th day of September, 1991.


"Charles E. Baker" (signed)                          "Charles E. Baker" (signed)
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President                                             Secretary